EXHIBIT 10.5

ESCROW/LOCK-UP AGREEMENT

This Escrow/Lock-Up Agreement (this “Agreement”) dated as of January 10, 2006, is made by and among Telecomm Sales Network, Inc., a Delaware corporation (“Pubco”), Daniel Ferguson, an individual, in his capacity as Shareholder Agent (as defined below), EnviroSystems, Inc., a Nevada corporation (the “Company” or “EnviroSystems”), and Jerold K. Levien, Esq., as Escrow Agent (the “Escrow Agent”).

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger, made and entered into as of November 11, 2005, by and among Pubco, TSN Acquisition Corporation, a Nevada corporation and an indirect wholly owned subsidiary of Pubco (“Merger Sub”) and the Company (the "Merger Agreement"), at the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”), with the Company as the surviving corporation in accordance with the terms of the Merger Agreement.

WHEREAS, pursuant to Section 2.11 of the Merger Agreement all shares of Pubco Common Stock to be issued (and/or reserved for issuance) to (i) holders of EnviroSystems Preferred Stock in the Merger and (ii) upon exercise of EnviroSystems Options and Warrants, if exercised, for Pubco Common Stock in the future (each a “Shareholder” and collectively the “Shareholders”) shall be deposited directly by Pubco into an Escrow Account and held by the Escrow Agent;

WHEREAS, the Shareholders have appointed Daniel Ferguson, to act as their agent (the “Shareholder Agent”);

WHEREAS, pursuant to Section 7.5(b) of the Merger Agreement, Pubco, MV Nanotech and any of their respective affiliates shall have a claim against the Escrow Shares held in the Escrow Account for the benefit of the prior holders of EnviroSystems Preferred Stock or EnviroSystems Options and Warrants in order to satisfy any claims for Losses;

WHEREAS, a material condition to the consummation of the transactions contemplated by the Merger Agreement is that the parties hereto enter into this Agreement.

AGREEMENT

NOW THEREFORE, as a material inducement to Pubco, Merger Sub and the Company to consummate the transactions contemplated by the Merger Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

SECTION 1.DEFINED TERMS

Capitalized terms used herein without definition shall have the meanings ascribed to them in the Merger Agreement.

SECTION 2.  CONSENT OF SHAREHOLDERS

The Merger Agreement and this Agreement were approved by the shareholders of the Company at the Company’s Annual Meeting of Stockholders held on December 28, 2005, and, accordingly, the Shareholders shall be deemed to have consented, without any further act of any such Shareholder, to (i) the establishment of an escrow account (the "Escrow Account") pursuant to this Agreement to (x) provide for the limitations on sales and transfers of Escrow Shares pursuant to the Pubco Lock-Up, and (y) to secure the indemnification obligations of the prior holders of EnviroSystems Preferred Stock and EnviroSystems Options and Warrants pursuant to Section 7.5 of the Merger Agreement, (ii) the appointment of the Shareholder Agent as agent for the Shareholders in all respects, (iii) the taking by the Shareholder Agent of any and all actions, including the execution by the Shareholder Agent of any and all agreements, instruments or other documents, (iv) the appointment of the Escrow Agent, and (v) all of the other terms and conditions of this Agreement.

SECTION 3.  ESCROW

3.1.    SHARES TO BE PLACED IN ESCROW.

(a)  Pursuant to Section 2.11 of the Merger Agreement, on the Closing Date, Pubco shall issue certificates for the aggregate number of shares of Pubco Common Stock issuable (and/or reserved for issuance) to holders of (i) EnviroSystems Preferred Stock in the Merger and (ii) upon exercise of Envirosystems Options and Warrants, if exercised, for Pubco Common Stock in the future (the "Escrow Shares") in the name of the Escrow Agent evidencing the shares of Pubco Common Stock to be held in the Escrow Account in accordance with this Agreement. The Escrow Shares shall be held by the Escrow Agent in the Escrow Account in accordance with the provisions of this Agreement and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto or the Shareholders.

(b)  The Escrow Shares allocable to each Shareholder shall be as set forth opposite each Shareholder’s name on Exhibit A hereto. Such Exhibit A shall set forth (i) the name of each Shareholder, (ii) the number of shares of Pubco Common Stock received by such Shareholder in the Merger or receivable upon the exercise, if any, of Envirosystems Options and Warrants, and (iii) the number of Escrow Shares subject to the indemnification obligations set forth in Section 7.5 of the Merger Agreement and Section 5, hereof.

3.2.    ADJUSTMENT OF EXHIBIT A. If and when Pubco changes the Escrow Shares as provided in Section 4.3 hereof, or otherwise deposits additional Escrow Shares with the Escrow Agent, Escrow Agent, shall revise Exhibit A, subject to Pubco’s review and consent, to reflect such change or deposit. In the event of any prior release of Escrow Shares to an Indemnified Party pursuant to Section 5, hereof, or otherwise pursuant to Section 6, hereof, Escrow Agent shall revise Exhibit A, as pro rata appropriate, subject to Pubco’s review and consent, to reflect such release by reducing the number of Indemnity Escrow Shares (as hereinafter defined) opposite the appropriate Shareholder’s name. Escrow Agent shall deliver any revised Exhibit A in accordance with Section 13.4 hereof. Upon such delivery, any such revised Exhibit A (i) shall be deemed appended to this Agreement in replacement of the prior Exhibit A and (ii) shall constitute Exhibit A for all purposes under this Agreement.

SECTION 4.  SHAREHOLDER RIGHTS

4.1.    VOTING OF ESCROW SHARES. The Shareholders shall be entitled to vote the number of Escrow Shares set forth opposite their names forth on Exhibit A, as amended from time to time. Pubco shall give the Shareholder Agent at least as much notice of meetings of shareholders as it gives its shareholders generally. The Shareholder Agent shall promptly inform each Shareholder of each such meeting and of the matters to be considered at such meeting. The Shareholder Agent shall, in accordance with the instructions received from the Shareholders, direct the Escrow Agent in writing as to the exercise of voting rights pertaining to the Escrow Shares as to which such voting instructions have been received, and the Escrow Agent shall comply with any such written instructions. In the absence of such instructions, the Escrow Agent shall not vote any of the Escrow Shares. The Shareholder Agent shall have no obligation to solicit consents or proxies from the Shareholders for purposes of any such vote.

4.2.    DIVIDENDS. Any cash, securities (other than Pubco Common Stock) or other property distributed as a dividend in respect of any Escrow Shares shall be paid by Pubco directly to the Shareholders.

4.3.    CHANGE IN ESCROW SHARES. If, after the date of this Agreement, the Escrow Shares shall have been changed into a different number of shares or a different type or class of securities, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, merger or exchange of shares, such different number of shares or type or class of securities shall be held in the Escrow Account subject to the provisions of this Agreement to the same extent as the Escrow Shares, and the provisions of this Agreement shall be correspondingly adjusted to the extent appropriate to reflect equitably such stock dividend, subdivision, reclassification, recapitalization, split, combination, merger or exchange of shares.

4.4.    TRANSFERABILITY. The interests of the Shareholder Agent and the Shareholders in the Escrow Account and in the Escrow Shares shall not be assignable or transferable, other than by operation of law. No transfer of any of such interests by operation of law shall be recognized or given effect until Pubco and Escrow Agent shall have received written notice of such transfer.

4.5.    FRACTIONAL SHARES. No fractional shares of Pubco Common Stock shall be retained in or released from the Escrow Account pursuant to this Agreement. In connection with any release of Escrow Shares from the Escrow Account, any Shareholder who would otherwise be entitled to receive a fraction of a share of Pubco Common Stock (after aggregating all fractional shares of Pubco Common Stock issuable to such Shareholder) shall be paid by Pubco in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the greater of (1) the Pubco PIPE Share Price, and (2) if the Pubco Common Stock is listed or quoted for trading on an exchange or quotation system, the average closing bid price (or last sale price) of the Pubco Common Stock for the twenty (20) trading days prior to the date such of such calculation, and such fraction of a share shall be returned to Pubco.

4.6.    ESCROW SHARE REGISTRATION RIGHTS. In the event that following the earlier to occur of the expiration of the Pubco Lock-Up or the release of Escrow Shares pursuant to Sections 6.2, 6.3 or 6.4 hereof, such Escrow Shares are not then freely tradable by the holders thereof, such holders shall have a one (1) time right to demand that Pubco file a registration statement (the "Pubco Escrow Shares Registration Statement"), covering the resale of such Escrow Shares at Pubco's expense. Such demand must be made no later than sixty (60) days prior to or one (1) year following the expiration date of the Pubco Lock-Up, or the date such Escrow Shares were released from Escrow Account and must be made in writing and signed by holders owning no less than 50.1% of all of the Escrow Shares not then freely tradable. Pubco will use its best efforts to cause such Pubco Escrow Shares Registration Statement to be declared effective by the Commission as soon as possible, but in no event later than 150 days from the date of such demand.

SECTION 5.  INDEMNIFICATION; CLAIM PROCEDURES

5.1.    INDEMNIFICATION. Pursuant to Section 7.5 of the Merger Agreement, from and after the Closing Date, and for the one (1) year period following the Closing Date, those Escrow Shares issued or issuable to prior holders of Envirosystems Preferred Stock or Envirosystems Options and Warrants (such holders shall be referred to collectively as the “Indemnity Shareholders” and such Escrow Shares shall be collectively referred to as the “Indemnity Escrow Shares”) shall be available to compensate each Indemnified Party for Losses incurred by such Indemnified Party resulting from a Damage Event. The Company, and the Shareholder Agent on behalf of the Shareholders, expressly agree that the Indemnity Escrow Shares (i) shall be security for such indemnity obligation, subject to the limitations and in the manner provided for in this Agreement and (ii) are subject to release to any Indemnified Party upon the terms set forth herein.

5.2.    CLAIM PROCEDURE.

(a)  If any Indemnified Party determines in good faith that there is or has been a Damage Event giving rise to an indemnification obligation under Section 7.5 of the Merger Agreement, and such Indemnified Party wishes to make a claim against the Indemnity Escrow Shares with respect to such possible Damage Event, then such Indemnified Party shall deliver to the Shareholder Agent (with a copy to the Escrow Agent) a written notice of such possible Damage Event (a "Claim Notice") setting forth (i) a brief description of the circumstances supporting such Indemnified Party's belief that such possible Damage Event exists or has occurred, and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of all Losses that have arisen and may arise as a direct or indirect result of such possible Damage Event (such aggregate amount being referred to as the "Claim Amount").

(b)  If the Shareholder Agent shall object in good faith to any portion of any Claim Amount specified in any Claim Notice, the Shareholder Agent shall, within thirty (30) calendar days after the deemed delivery by the Indemnified Party to the Shareholder Agent of such Claim Notice in accordance with Section 13.4, deliver to the Escrow Agent (with a copy to the Indemnified Party) a certificate, executed by the Shareholder Agent (a "Certificate of Objections"):

(i) specifying each such amount to which the Shareholder Agent objects in good faith; and

(ii) specifying in reasonable detail the nature and basis for each such good faith objection.

(c)  If the Escrow Agent shall not have received a Certificate of Objections objecting to a Claim Amount within thirty (30) calendar days after delivery to the Shareholder Agent of a Claim Notice specifying such Claim Amount, the Shareholders and the Shareholder Agent shall be deemed to have acknowledged that the Claim Amount claimed on such Claim Notice is correct and final and the Escrow Agent shall, transfer to such Indemnified Party from the Indemnity Escrow Shares (such transfer to be applied and deducted from the Indemnity Escrow Shares pro rata in accordance with each Indemnity Shareholder's pro rata share of the Indemnity Escrow Shares) that number of Indemnity Escrow Shares having a value equal to the quotient of (i) the aggregate Losses suffered or incurred by such Indemnified Party, divided by (ii) the greater of (1) the Pubco PIPE Share Price, and (2) the average closing bid price (or last sale price) of the Pubco Common Stock for the twenty (20) trading days prior to the date such Losses were incurred (the “Escrow Share Value”).

(d)  If a Certificate of Objections delivered by the Shareholder Agent in response to a Claim Notice contains instructions to the effect that Indemnity Escrow Shares having an Escrow Share Value equal to a specified portion (but not the entire amount) of the Claim Amount set forth in such Claim Notice are to transferred to an Indemnified Party, then (i) the Escrow Agent shall be authorized to transfer to such Indemnified Party that number of Indemnity Escrow Shares having an Escrow Share Value equal to such specified portion of such Claim Amount, and (ii) the procedures set forth in Section 5.2(e) below shall be followed with respect to the remaining portion of such Claim Amount.

(e)  If the Escrow Agent shall have received a Certificate of Objections within thirty (30) calendar days after delivery to the Shareholder Agent of a Claim Notice, disputing all or a portion of the Claim Amount set forth in such Claim Notice (such Claim Amount or the disputed portion thereof being referred to as the "Disputed Amount"), then, notwithstanding anything contained in Section 6 hereof, the Escrow Agent shall continue to hold in the Escrow Account (in addition to any other Escrow Shares permitted to be retained in the Escrow, whether in connection with any other dispute or otherwise), Escrow Shares having an Escrow Share Value equal to 100% of the Disputed Amount. Such Escrow Shares shall continue to be held in the Escrow Account until such time as (i) the applicable Indemnified Party and the Shareholder Agent execute a settlement agreement containing instructions regarding the release of such shares, and a copy of such settlement agreement is provided to Escrow Agent, or (ii) the Escrow Agent receives a copy of a final, non-appealable court order of a court of competent jurisdiction containing instructions to the Escrow Agent regarding the release of such Escrow Shares. The Escrow Agent shall thereupon release such Escrow Shares from the Escrow Account in accordance with the instructions set forth in such settlement agreement or court order.

(f)  Notwithstanding anything to the contrary set forth in this Section 5, the Escrow Agent shall not release to an Indemnified Party, and no Indemnified Party shall be entitled to receive, any Escrow Shares in respect of indemnification obligations under Section 7.5 of the Merger Agreement unless and until the aggregate Losses incurred by all Indemnified Parties resulting from one or more Damage Events exceeds the Damage Threshold of $100,000.

SECTION 6.  PUBCO LOCK-UP; RELEASE OF SHARES TO SHAREHOLDERS

6.1.    PUBCO LOCK-UP.

(a)  The Escrow Shares shall be held by the Escrow Agent and the Shareholders shall not, directly or indirectly, offer, sell, pledge, hypothecate, contract to sell (including any short sale), grant any option to purchase, enter into any contract to sell or otherwise dispose of or transfer any Escrow Shares for the period commencing on the date hereof and ending on the date that is the later to occur of (a) twelve (12) months after the date of the Merger Closing and (b) nine (9) months from the date the Commission declares the Pubco Registration Statement effective (the "Pubco Lock-Up Termination Date"), provided, however, that in no event shall the Pubco Lock-Up Termination Date be later than fifteen (15) months after the Merger Closing and further provided that any such Escrow Shares held and reserved for issuance upon exercise of EnviroSystems Options and Warrants shall be held by the Escrow Agent until the latter of the Pubco Lock-Up Termination Date or the exercise or the date upon which all such EnviroSystems Options and Warrants have been exercised and/or have expired.

(b)  Upon any exercise of EnviroSystems Options and Warrants prior to the Pubco Lock-Up Termination Date, the shares of Pubco Common Stock issuable upon such exercise shall become Escrow Shares and shall be held by the Escrow Agent for the benefit of the holder exercising such EnviroSystems Option and Warrant and delivered to such Person as provided in Section 6.2 below. Upon any exercise of EnviroSystems Options and Warrants on or after the Pubco Lock-Up Termination Date, the shares of Pubco Common Stock issuable upon such exercise shall be delivered by the Escrow Agent to the holder exercising such EnviroSystems Option and Warrant. All cash or other consideration payable upon exercise of the EnviroSystems Options and Warrants shall be paid to the Escrow Agent for the benefit of the holders of EnviroSystems Preferred Stock. The Escrow Agent shall distribute all such consideration to the holders of EnviroSystems Preferred Stock pro rata as their percentage interests appear on Exhibit C attached hereto at such time as such consideration becomes available by reason of the exercise of an EnviroSystems Option and Warrant.

6.2.    RELEASE UPON TERMINATION OF PUBCO LOCK-UP. On the first business day following the Pubco Lock-Up Termination Date, the Escrow Agent shall release to the Shareholders from the Escrow Account all Escrow Shares then held in the Escrow Account other than (i) Escrow Shares that at the time are the subject of a Claim Notice or Dispute Notice and (ii) Escrow Shares held for issuance upon exercise of EnviroSystems Options and Warrants From and after the Pubco Lock-Up Termination Date (i) any Escrow Shares remaining that are subject of a Claim Notice or Dispute Notice, and not held for issuance upon exercise of EnviroSystems Options and Warrants, shall be released upon the resolution of the dispute providing the basis for the Claim Notice or Dispute Notice in accordance with Section 5.2(e), and (ii) Escrow Shares reserved for issuance upon exercise of EnviroSystems Options and Warrants shall be issued to the holders thereof upon their exercise. Any Escrow Shares remaining after the exercise and/or expiration of all EnviroSystems Options and Warrants shall be distributed to the holders of EnviroSystems Preferred Stock pro rata as their percentage interests appear on Exhibit C attached hereto.

6.3.    RELEASE UPON EXERCISE OF MV NANOTECH WARRANT BY MV NANOTECH AND SALE OF UNDERLYING SHARES. Notwithstanding anything to the contrary contained in Section 6.1 above, in the event that MV Nanotech exercises the MV Nanotech Warrant and sells the underlying shares of common stock, in full or any part, MV Nanotech shall promptly send notice of such exercise and sale to the Shareholder Agent with a Copy to the Escrow Agent (an “Exercise Notice”). Upon receipt of an Exercise Notice, the Escrow Agent shall release Escrow Shares, other than Indemnity Escrow Shares, which shall remain subject to Section 5 and Section 6 hereof, to the Shareholders. At such time as any such Escrow Shares released pursuant to this Section 6.3, no longer constitute Indemnity Escrow Shares subject to Section 5, the Escrow Agent shall thereupon release such Escrow Shares to the Shareholders.

6.4.    RELEASE UPON EXERCISE OF MV NANOTECH WARRANT BY TRANSFEREES AND SALE OF UNDERLYING SHARES. Notwithstanding anything to the contrary contained in Section 6.1 above, MV Nanotech may, at any time, sell, assign or otherwise transfer (collectively a “Transfer”) all or a portion of the MV Nanotech Warrant and such Transfer of the MV Nanotech Warrant will not cause the Pubco Lock-Up to be released. In connection with any such Transfer, MV Nanotech shall require as a condition of Transfer that the transferee agree to provide an Exercise Notice in the event of an exercise of the MV Nanotech Warrant and sale of the underlying shares as provided in Section 6.3 above. If a Transfer is to an Affiliate of MV Nanotech, any subsequent exercise of all or a portion of the MV Nanotech Warrant and sale of the underlying shares by the MV Nanotech Affiliate will cause the Pubco Lock-Up to be released in accordance with Section 6.3 above. If a Transfer is to a Person that is not an Affiliate of MV Nanotech, then upon any subsequent exercise of the MV Nanotech Warrant and sale of the underlying shares by such non-Affiliate of MV Nanotech, the Pubco Lock-Up shall be released as to such number of Escrow Shares as shall equal the product of (i) the number of shares of Pubco Common Stock then subject to the Pubco Lock-Up by, (ii) a fraction (a) the numerator of which equals the number shares of Pubco Common Stock sold following any such exercise and (b) the denominator of which is the total number of shares of Pubco Common Stock underlying the MV Nanotech Warrant). Any partial release of the Pubco Lock-Up shall be made pro rata among the Escrow Shares, excluding Indemnity Escrow Shares.

6.5.    RELEASE BY PUBCO. Notwithstanding anything to the contrary herein contained, the Pubco Lock-Up may be released by Pubco, subject to the express prior written consent of MV Nanotech, which may be withheld in MV Nanotech’s sole discretion.

6.6.    PROCEDURES FOR RELEASING SHARES.

(a)  In the event that the Escrow Agent is required to release Escrow Shares to the Shareholders in accordance with Sections 6.2, 6.3, 6.4 or 6.5 hereof, the Escrow Agent shall be authorized to transfer to each Shareholder, and shall so transfer and release to each Shareholder, that number of Escrow Shares, subject to Section 4.6 hereof, as listed opposite each Shareholders name on Exhibit A, as adjusted to the date of such release.

(b)  Any release of Escrow Shares to the Shareholders pursuant to Section 6 hereof may be effected by mailing a stock certificate to the Shareholders certified mail, return receipt requested.

6.7.    SALE OF ESCROW SHARES NOT RELEASED PURSUANT TO THIS SECTION 6. After the occurrence of an event described in Sections 6.2, 6.3, and/or 6.4 above, any Escrow Shares that are not released by the Escrow Agent pursuant to those Sections, Shareholder Agent may, upon written instructions from the Shareholders that beneficially own such Escrow Shares, sell such Escrow Shares on behalf of such Shareholders, provided that all proceeds from such sales are retained in the Escrow Account until such time as the underlying Escrow Shares would be eligible for release to the respective Shareholders pursuant to this Agreement. At such time, Escrow Agent shall release the escrowed funds to the proper Shareholders. The Shareholders, Shareholder Agent and Escrow Agent hereby expressly agree that Pubco shall have no direct and/or indirect liability and/or obligations whatsoever (including, but not limited to, indemnification rights and/or obligations provided in Section 7 of this Agreement), and hereby fully discharge and release Pubco from and hereby waive and relinquish, any and all claims, demands, contentions, and causes of action by reason of any matter or thing arising out of or in any way connected with or related to, directly or indirectly, any event relating to a sale of Escrow Shares.

SECTION 7.  FEES AND EXPENSES

7.1.    ESCROW AGENT FEES AND EXPENSES. The Escrow Agent's fees, as set forth on Exhibit B hereto shall be, payable by Pubco. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this Agreement or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all reasonable costs, attorneys' fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation, and the Escrow Agent shall have the right to retain all documents and/or other things of value at any time held by the Escrow Agent in the Escrow Account until such compensation, fees, costs and expenses are paid. Any such extraordinary fees, costs and expenses shall be payable 50% by Pubco and 50% by the Shareholders pro rata by way of a sale of the Escrow Shares, which are not at that time Indemnity Escrow Shares, and disbursement of the proceeds from the Escrow Account at which time the amounts due by Shareholders hereunder shall then become due and payable.

7.2.    SHAREHOLDER AGENT'S FEES AND EXPENSES. All of Shareholder Agents (i) reasonable fees relating to its/his/her services performed in such capacity and (ii) all reasonable costs and expenses, including those of any legal counsel or other professional retained by the Shareholder Agent, in connection with the acceptance and administration of the Shareholder Agent's duties hereunder, up to a maximum of $25,000, shall be reimbursed to the Shareholder Agent by Pubco, upon presentment to Pubco of appropriate written documentation, reasonably acceptable to Pubco, itemizing such fees and expenses, with such supporting documentation that Pubco may reasonably request. Thereafter, any of such Shareholder Agent fees and expenses in excess of $25,000, shall be reimbursed to the Shareholder Agent by the Shareholders pro rata by way of a sale of the Escrow Shares, which are not at that time Indemnity Escrow Shares, and disbursement of the proceeds from the Escrow Account at which time the amounts due by the Shareholders hereunder shall then become due and payable. Pubco shall not be obligated to reimburse the Shareholder Agent for any fees charged or expenses (including attorneys' fees) incurred by the Shareholder Agent in connection with the Shareholder Agent's performance of his duties hereunder, in excess of $25,000. The Shareholder Agent hereby agrees that he shall not seek payment or reimbursement of any such fees and expenses in excess of $25,000, if any, from Pubco, the Surviving Corporation or the Company. Shareholder Agent agrees to only seek payment or reimbursement of all such fees and expenses, in excess of $25,000, from the Shareholders, or, in Shareholder Agent’s discretion, from the Escrow Account, provided, however, that if Shareholder Agent seeks reimbursement from the Escrow Account, the Escrow Shares that Shareholder Agent acquires as reimbursement shall remain subject to the Pubco-Lock Up.

7.3.    LIMITATION ON PUBCO LIABILITY. In the event of a sale of Escrow Shares pursuant to Sections 7.1 and 7.2 above, the Shareholders, Shareholder Agent and Escrow Agent hereby expressly agree that Pubco shall have no direct and/or indirect liability and/or obligations whatsoever (including, but not limited to, indemnification rights and/or obligations provided in Section 7 of this Agreement), and hereby fully discharge and release Pubco from and hereby waive and relinquish, any and all claims, demands, contentions, and causes of action by reason of any matter or thing arising out of or in any way connected with or related to, directly or indirectly, any event relating to a sale of Escrow Shares.

SECTION 8.  TERMINATION

This Agreement shall terminate on the later of: (a) the date on which all EnviroSystems Options and Warrants have been exercised and/or have become unexercisable or (b) there are no Escrow Shares or other property remaining in the Escrow Account.

SECTION 9.  ESCROW AGENT; LIMITATION OF ESCROW AGENT'S LIABILITY

9.1.    DUTIES OF THE ESCROW AGENT. The Escrow Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement, and no implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall have no duty to enforce any obligation of any person, other than as provided herein. The Escrow Agent shall be under no liability to anyone by reason of any failure on the part of any party hereto or any maker, endorser or other signatory of any document or any other person to perform such person's obligations under any such document.

9.2.    LIABILITY OF THE ESCROW AGENT.

(a)  In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for consequential damages, (including, without limitation lost profits) losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for any act or failure to act made or omitted in good faith or for any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with the Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement. The Escrow Agent shall not be responsible for the authenticity of any instructions, or be in any way liable for any unauthorized instruction or for acting on such an instruction, whether or not the person giving the instruction was, in fact, an authorized representative of Pubco and the Shareholder Agent.

(b)  In no event shall the Escrow Agent be liable to the parties for any consequential, special, or exemplary damages, including but not limited to lost profits, from any cause whatsoever arising out of, or in any way connected with acting upon instructions believed by the Escrow Agent to be genuine.

(c)  Pubco and the Shareholders agree, to the extent of 50% for Pubco and 50% for the Shareholders, to jointly and severally indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the performance of its/his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, except in the case of the Escrow Agent's gross negligence or willful misconduct. Any such indemnity obligation of the Shareholders shall be borne by the Shareholders pro rata by way of a sale of the Escrow Shares and disbursement of the proceeds from the Escrow Account.

(d)  If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may require, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for interest or damage. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. In such event, the Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in the Escrow Account. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

9.3.    SUCCESSOR ESCROW AGENT. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving the parties to this Agreement written notice 60 days' prior to the date when such resignation shall take effect. Pubco may appoint a successor Escrow Agent without the consent of the Shareholder Agent so long as such successor is a bank with assets of at least $100 million, and may appoint any other successor Escrow Agent with the consent of the Shareholder Agent, which consent shall not be unreasonably withheld. If, within such notice period, Pubco provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of any Escrow Shares then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrow Shares to such designated successor.

9.4.    CHANGE OF CONTROL OF ESCROW AGENT. Any company into which the Escrow Agent may be merged or with which it may be consolidated, or any company to whom the Escrow Agent may transfer a substantial amount of its business, shall be the successor to the Escrow Agent without the execution or filing of any paper or any further act on the part of any of the parties, anything herein to the contrary notwithstanding.

SECTION 10.  SHAREHOLDER AGENT; LIMITATION OF SHAREHOLDER AGENT'S LIABILITY

10.1.    DUTIES OF THE SHAREHOLDER AGENT. The Shareholder Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement, and no implied duties or obligations shall be read into this Agreement against the Shareholder Agent. The Shareholder Agent shall have no duty to enforce any obligation of any person, other than as provided herein. The Shareholder Agent shall be under no liability to anyone by reason of any failure on the part of any party hereto or any maker, endorser or other signatory of any document or any other person to perform such person's obligations under any such document.

10.2.    LIABILITY OF THE SHAREHOLDER AGENT.

(a)  In performing any duties under this Agreement, the Shareholder Agent shall not be liable to any party for consequential damages, (including, without limitation lost profits) losses, or expenses, except for gross negligence or willful misconduct on the part of the Shareholder Agent. The Shareholder Agent shall not incur any such liability for any act or failure to act made or omitted in good faith or for any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Shareholder Agent shall in good faith believe to be genuine, nor will the Shareholder Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Shareholder Agent may consult with legal counsel in connection with the Shareholder Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Shareholder Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(b)  Any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on the Shareholder Agent or incurred by the Shareholder Agent in connection with the performance of its/his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, except in the case of the Shareholder Agent's gross negligence or willful misconduct, shall be borne by the Shareholders pro rata by way of a sale of the Escrow Shares and disbursement of the proceeds from the Escrow Account.

10.3.    SUCCESSOR SHAREHOLDER AGENT. In the event the Shareholder Agent becomes unavailable to continue in its capacity herewith, the Shareholder Agent may resign and be discharged from its duties or obligations hereunder by giving the parties to this Agreement written notice 60 days' prior to the date when such resignation shall take effect. After such notice and prior to the date when such resignation shall take effect, the Shareholders shall appoint a successor Shareholder Agent by majority vote of the Escrow Shares.

SECTION 11.  RESOLUTION OF CONFLICTS

11.1.    In case the Shareholder Agent shall timely object in writing to any claim or claims by a Pubco Indemnified Party made in any Claim Notice, as provided in Section 5 hereof, the Shareholder Agent and the Indemnified Party shall attempt in good faith for thirty (30) calendar days following delivery of the Certificate of Objections to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholder Agent and the Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute amounts from the Escrow Fund in accordance with the terms thereof.

11.2.    If no such agreement can be reached after good faith negotiation, either the Pubco Indemnified Party or the Shareholder Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by a single arbitrator. The arbitrator shall be jointly selected by the Indemnified Party and the Shareholder Agent within fifteen (15) calendar days after such written notice is sent, or absent such agreement, such arbitrator shall be appointed pursuant to the Commercial Arbitration Rules then in effect of the American Arbitration Association. The decision of the arbitrator as to the validity and amount of any claim in such Indemnification Notice shall be binding and conclusive upon the parties to this Agreement and the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

11.3.    Any such arbitration shall be held in New York, New York under the Commercial Arbitration Rules then in effect of the American Arbitration Association. For purposes of this Section 11, in any arbitration hereunder in which any claim or the amount thereof stated in the Indemnification Notice is at issue, the Pubco Indemnified Party shall be deemed to be the "Non-Prevailing Party" unless the arbitrator awards the Pubco Indemnified Party more than one-half (1/2) of the amount in dispute; otherwise, the Shareholder Agent (on behalf of the Shareholders) shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of the arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys' fees and costs, reasonably incurred by the other party to the arbitration. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.

SECTION 12.  TAX MATTERS

12.1.    The parties agree to treat the Escrow Shares in the Escrow Account as owned by the applicable Shareholders in all cases, and to file all tax returns on a basis consistent with such treatment.

12.2.    All earnings on the Escrow Shares, if any, shall be treated as having been received by the applicable Shareholders for United States federal income tax purposes whether or not such amounts are currently distributed to the applicable Shareholders. Unless otherwise required by law, the parties agree that, for United States federal income tax purposes, the applicable Shareholders shall report their pro rata shares of any earnings as their income.

12.3.    The Escrow Agent annually shall file any applicable information returns with the IRS and provide payee statements to the Shareholders documenting any earnings. The Shareholders shall provide to the Escrow Agent within thirty (30) days after the Closing Date all forms and information necessary to complete such information returns and payee statements (including, without limitation, IRS Forms W-8 or W-9, as applicable). In the event that the Escrow Agent becomes liable for the payment of Taxes relating to Earnings or any payment made hereunder (including, but not limited to, withholding Taxes), the Escrow Agent may deduct such Taxes from the amounts payable to the Shareholders from the Escrow Account, if any, or, to the extent no such amounts are payable to the Shareholders, the Escrow Agent may collect such Taxes directly from the applicable Shareholders. Except as otherwise provided in this Agreement, the Escrow Agent shall have no obligation to prepare or file any other tax returns, nor to pay any taxes or estimated taxes.

SECTION 13.  GENERAL

13.1.    INSPECTION. The Escrow Shares shall at all times be clearly identified as being held by the Escrow Agent hereunder. Any party hereto may at any time during the Escrow Agent's business hours (with reasonable notice) inspect any records or reports relating to the Escrow Shares.

13.2.    CONTROLLING DOCUMENT. To the extent provisions of the Merger Agreement are inconsistent with the provisions contained herewith, the Merger Agreement shall supersede this Agreement and be the controlling document; provided, however, that the provisions of Section 9 of this Agreement shall control for all purposes with regard to the Escrow Agent's duties.

13.3.    OTHER AGREEMENTS. Nothing in this Agreement is intended to limit any of Pubco's or any other Indemnified Party’s rights, or any obligation of the Company or any Shareholder, under the Merger Agreement or under any other agreement entered into in connection with the transactions contemplated by the Merger Agreement.

13.4.    NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto). Such notices shall be deemed delivered hereunder: (a) if delivered by hand or facsimile, when delivered; (b) if delivered by registered mail, three (3) business days after deposit in the United States Mail; or (c) if delivered by courier or express delivery service, one (1) business day following deposit with the courier or delivery service:

if to the Escrow Agent:

Jerold K. Levien, Esq.
81 E. Hamilton Avenue
Englewood, NJ 07631

if to Pubco:

Telecomm Sales Network, Inc.
1900 Wyatt Drive, Suite 15
Santa Clara, CA 94054
Attention: J. Lloyd Breedlove

with a copy to:

Gusrae, Kaplan, Bruno & Nusbaum PLLC
120 Wall Street
New York, NY 10005
Attention: Lawrence Nusbaum

if to the Shareholder Agent:

Daniel Ferguson
17 Bay Tree Lane
Los Altos, CA 94022

with a copy to:

Perkins Coie LLP
101 Jefferson Drive
Menlo Park, CA 94025
Attention: Michael Glazer

13.5.    COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

13.6.    HEADINGS. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

13.7.    GOVERNING LAW; VENUE. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. Subject to Section 11 hereof, the parties hereto hereby irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement, shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements.

13.8.    AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Pubco, the Shareholder Agent and the Escrow Agent.

13.9.    SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

13.10.    ENTIRE AGREEMENT. This Agreement and the Merger Agreement and the other agreements contemplated in the Merger Agreement set forth the entire understanding of the parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

13.11.    CONSTRUCTION.

(a)  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)  The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)  As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

(d)  Except as otherwise indicated, all references in this Agreement to "Sections" are intended to refer to Sections of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

TELECOMM SALES NETWORK, INC.

By:   /s/ J. Lloyd Breedlove

Name: J. Lloyd Breedlove
Title: President

Address:   1900 Wyatt Drive, Suite 15
Santa Clara, CA 94054

ESCROW AGENT

/s/ Jerold K. Levien

Name: Jerold K. Levien

Address:    81 E. Hamilton Avenue
Englewood, NJ 07631

ENVIROSYSTEMS, INC.

By:   /s/ Stephen A. Schneider

Name:
Title:

Address:

SHAREHOLDER AGENT

/s/ Daniel Ferguson

Name: Daniel Ferguson
Title:

Address:

As to Sections 6.3 and 6.4 only:

MV NANOTECH CORP.

By:   /s/ Robert Hersch

Name: Robert Hersch
Title:

Address: